Exhibit 99.1

CORPORATE PARTICIPANTS

Daniel Hoey FTI Consulting Inc - IR

Jack Dunn FTI Consulting Inc - President and CEO

Roger Carlile FTI Consulting Inc - CFO

Dennis Shaughnessy FTI Consulting Inc - Chairman

David Bannister FTI Consulting Inc - Chairman of the North American Region

CONFERENCE CALL PARTICIPANTS

Tim McHugh William Blair & Company - Analyst

Dan Leben Robert W. Baird & Company, Inc. - Analyst

Kevin McVeigh Macquarie Research - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

Arnie Ursaner CJS Securities - Analyst

PRESENTATION

Operator

Good day and welcome to the FTI Consulting fourth quarter earnings conference call. As a reminder, today’s call is being recorded. Now for opening remarks and introductions, I would like to turn the conference over to Mr. Daniel Hoey of FTI Consulting. Please go ahead.

Daniel Hoey - FTI Consulting Inc - IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s fourth quarter 2011 results as reported yesterday. Management will begin with formal remarks after which we will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities and Exchange Act of 1934 that involve uncertainties and risks. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations, plans, or intentions relating to acquisitions or other matters, business trends and other information that is not historical, including statements regarding estimates of future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by the forward-looking statements investors should review the Safe Harbor statement in the earnings press release issued yesterday, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our most recent Form 10-K and in our filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as to the date of this earnings call.

During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA and adjusted earnings per share. For a discussion of these non-GAAP financial measures as well as our reconciliation of these non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release we issued yesterday. With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn - FTI Consulting Inc - President and CEO

Yes, thank you very much. Good morning, good afternoon, or good evening to everyone. Thank you for joining us. With me today are Dennis Shaughnessy, our Chairman; Roger Carlile, our Chief Financial Officer; and David Bannister, the Chairman of our North American region. Today, I would like to continue our format of giving you three or four bullet points that we think are significant and then turn it over to your questions. This morning, however, if nothing more than a tribute to the people who produced them, I would like to take a few minutes to talk about our results for 2011.

Let me begin with a brief overview of our fourth quarter results which I think validate the strategic imperatives we implemented at the beginning of 2011. For the quarter, the Company grew 10%. Our pro-cyclical businesses again led the way with an aggregate of 15% growth, driven by continued strength in Economic Consulting, Technology, and Forensic and Litigation Consulting. Our activities outside North America continued to be very, very strong. Looking at fiscal 2011, I believe many of the steps that we have taken over the last months, quarters, and year came together to demonstrate the power of the platform that we have built and the intellectual capital that we have brought together.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Adjusted earnings per share for the quarter were $0.93, up 79% over earnings per share in the fourth quarter last year and before the revaluation gain, which Roger will discuss in a moment, we were $0.70, up 34.6% over last year. Adjusted EBITDA was 20.7% of revenues, a 210 basis point improvement over the same quarter last year, demonstrating the assimilation over the year of our new LECG professionals and the ramp-up of expenses associated with their transition. It was also a great job of leadership in Corporate Finance/Restructuring where margins improved almost 3.5%.

With regard to our pro-cyclical businesses as a whole, they grew 15% and the organic growth for these businesses was 7%. The delta again represented mostly growth from the LECG transactions which represented $23.3 million during the quarter. Highlights in the pro-cyclical businesses include 39% revenue growth in Economic Consulting, of which 11% was organic; 12% growth in Technology, all of which was organic; 11% growth in Forensic and Litigation Consulting of which 4% was organic. In Economic Consulting, strength in M&A and our Financial Economics practice continued from the third quarter with anti-trust and M&A matters up 65% and 36% year-over-year, respectively. Looking to 2012, we believe our Financial Economics practice will continue to experience high utilization rates and increased client opportunities. We also expect to continue to book a meaningful number of strategic consulting assignments.

Technology benefited from a meaningful uptick in M&A work, which grew 154% compared to the same quarter last year and we continued to see strong momentum associated with our Acuity platform. During the quarter, we launched Acuity in the UK and assembled a new corporate sales organization to pursue opportunities for this great new product. We’re looking especially at the corporate market. Top-line growth in our Forensic and Litigation Consulting segment was driven by continued strength in our US Construction and Environmental Solutions practices with revenues increasing 22% compared to the fourth quarter last year in those areas. Geographically, the Technology segment saw significant revenue expansion in Brazil, Argentina and Colombia during the quarter. The Asia Pacific region had another strong quarter with revenue up almost 100% year-over-year and this growth was led by our GRIP practice, which is our integrity and investigations practice, and our Construction and our core practices in the regions. Revenues in EMEA were up 5% year-over-year with growth primarily driven out of France. Revenue in the Strategic Communications business slipped 1% year-over-year, although higher retainer business was noticed, but this was unfortunately up — overcome or offset a little bit by an unmeaningful thing, which was a decrease in our reimbursable expense work which doesn’t really have any profit associated with it. So overall, that’s a very positive development.

Despite the Eurozone crisis, our Strategic Communications Division remained number one in M&A volume in the latest European M&A League Tables. In North America, Strategic Communications experienced improvement in cyclical transactions and restructuring projects despite the weak capital market’s activity. Growth was led by our energy, healthcare, and financial services practices. Strategic Communications had another strong year in Asia Pacific, led by strength in Australia. In Latin America, Strategic Communications experienced success in Colombia and continued to invest in Brazil in anticipation of the economic activity there associated with the World Cup and the Olympics.

Revenues in our Corporate Finance and Restructuring segment were $108 million for the quarter. Over the last three quarters, we have stated that we expect this segment to have a run rate between $100 million and $110 million, with the midpoint of $105 million and success fees being something that moves it around that midpoint. In the fourth quarter, we were right where we expected to be. During the quarter, we saw improved margins and marquee client wins on the Company side, such as MF Global, NewPage, Dynegy and Hostess. We also saw improvements in our Healthcare practice, increased contributions from our European Tax group which was acquired along with the other practices from LECG and strength in our industry practices, especially consumer durables and apparel, materials and telecommunications.

In short, the fourth quarter capped what was for FTI Consulting a spectacular year. For the year, revenues increased 12%, of which 5.2% was organic and 6.8% resulted from acquisitions. Adjusted earnings per share before the revaluation gain increased 11.3%. Growth rates of our operations in Latin America, Asia, and EMEA were a robust 60.7%, 74.8%, and 24.6%, respectively. In 2011, 24.5% of our business resided outside the US compared to 21.6% last year. Cash generation was strong at $173.8 million, even after $28 million was used in the LECG transactions and was capped by our best cash flow quarter ever at year’s end. Total shareholder return was 13.8%. We completed our accelerated stock buyback which, in total, saw us repurchasing 12.4 million shares at an average price of $40.43.

We acquired and integrated the significant business operations from LECG and completed the rebranding of 29 brands into one major brand and 2 sub-brands. This, combined with the restructuring of our management systems on a global basis, has greatly enhanced our ability to deliver our services worldwide with seamless worldwide cost effect and has enhanced our ability to collaborate and provide total solutions to our clients. Results were driven by continued solid execution of our strategic initiatives. Strong performance in our pro-cyclical businesses and the cross-segment and cross-border opportunities generated by our new management scheme across our entire geographic footprint drove our top-line growth. For the year, Economic Consulting, Technology, and Forensic and Litigation Consulting grew revenues at rates of 38.4%, 23.8%, and 12.5%, respectively.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Turning to fiscal 2012 outlook, based on current market conditions, the Company estimates that revenues for the year will be between $1.6 billion and $1.72 billion and diluted earnings per share will be between $2.80 and $3.00. As always, this is organic growth and does not include acquisitions or share repurchases. Margins are expected to improve as investments in key personnel materialize, again, partially offset by our continuing investments in our infrastructure to support safe future growth in international markets. 2012 clearly will be another volatile year in the global markets. Our event-driven business thrives in this type of environment as these conditions bring about more financial restructurings, privatizations, debt for equity swaps, corporate transitions and litigation activity.

In 2011, we saw consolidation within our industry with a number of smaller companies being acquired by larger companies which we think is very healthy for the market and for us. We expect this consolidation to continue for both structural and strategic reasons. It helps rationalize competition and it helps standardize how people think about our products. We also think it gives us a better pricing environment. Our successful acquisition of LECG in 2011 demonstrated our strong capabilities in that area.

So in conclusion, the three bullet points I would like to leave with you as you consider 2012 are the following — first, no matter what happens, we are extremely well positioned, whether it is a hiring opportunity, an extremely complicated acquisition such as LECG, a relatively simple but larger one involving a company, our own debt as it comes due I believe in terms of reputation, financial strength, geographic footprint, and human capital. If not unique, we are certainly not unnoticed as being in an excellent position to be a participant and a partner of choice.

Second and somewhat related is our stability given the world’s uncertainty. From a financial position, first, we generate cash. In fact, $3.28 of free cash this year even after the LECG acquisition. We have a strong balance sheet, plenty of cash, total availability on our line and a cadre of investment bankers who tell us we are a prime prospect for raising additional capital at any time if a particular project warrants. Also, our track record of not only attracting but retaining great professionals who all make it possible is second to none.

Third, our geographical footprint. This allows us not only a competitive advantage in servicing clients but also access to the various markets around the globe as capital migrates. There are many other factors that provide the secret sauce that helps fuel the effectiveness of the platform outlined above — our innovation, not just the fabulous products coming out of our Technology R&D, but new practices in areas like insurance and healthcare; our religious adherence to only gold standard people and only gold standard practices. Our momentum is the place to be and our ability, after 30 acquisitions, to be pretty good at pricing them, completing them, and integrating them. So with that, as you can tell, we look forward very optimistically to 2012. With that, before your questions, I would like to turn it over to Roger to talk about the revaluation gain. Roger?

Roger Carlile - FTI Consulting Inc - CFO

Thanks, Jack. The revaluation gain is a very technical accounting entry which all companies face now. It results from the new accounting standards for contingent consideration which arises from acquisitions which are often referred to as earn-outs. Basically, at the time of an acquisition, we are required to record a liability which is the estimate of future payments under those earn-out agreements. Any subsequent changes to those estimates and the resulting liability are then recorded in operating income. While our F S Asia acquisition has performed very well, in fact, Asia was up 72% in the quarter as Jack mentioned, we now estimate that we will pay $10 million less on a net present value basis for future earn-out payments less than we originally estimated due to the finite life of the earn-out and the earnings expectations of certain sub-practices. So we wanted to clearly call this item out because of its nature. We believe the better number to focus on for the quarter in terms of earnings is $0.70 per share, removing the 23% — or $0.23 revaluation gain from this result. Jack?

Jack Dunn - FTI Consulting Inc - President and CEO

Thank you. With that, we would like to, unless Dennis or David, you have something, we’ll turn it over to questions.

Dennis Shaughnessy - FTI Consulting Inc - Chairman

No.

Jack Dunn - FTI Consulting Inc - President and CEO

Okay.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Tim McHugh with William Blair & Company.

Tim McHugh - William Blair & Company - Analyst

Guys, just wanted to first ask you about, I guess, is some of the, I guess what I call litigation-related business in general so the Econ, Forensics, and E-discovery. They [put] up nice year-over-year growth rates still but they weren’t quite as strong as we saw during the middle of the year and they were down sequentially. Was there anything in terms of the timing of projects or year-end vacation activity that caused that to happen? Or I guess how do you look at the performance of this quarter relative to the last few and what you were expecting at least?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

Tim, it’s Dennis. I don’t — we’re happy with the performance this quarter. I think, number one, there’s significantly fewer billing days just by — so mathematics works against you third quarter to fourth quarter. We had a lot more billing days in the fourth quarter, and I think to a certain extent because of still a pretty shaky economy, you didn’t see a lot of people flee either for the beach or for the south of France in Europe. They were working in August. So I think we probably had a stronger fourth quarter than normal because of that, and we had fewer days — I’m sorry, stronger third quarter. We had fewer days in the fourth quarter so you probably need to average it out a little bit.

Secondly, as to litigations and disputes, you do run into a December holiday situation where a lot of judges will slow things down coming into the holidays, and that could be anything from discovery and work or preparation to actual trials where they will suspend it through the holiday, or they will delay starting it until January. So I think we’re happy with where they are. I think, especially on the Econ side and that area, they have never been busier since they’ve been with us. It actually gives me — your question gives me an opportunity, while we welcome all new professionals that join us, I would like to especially welcome Dr. Brad Cornell and his entire group that came over at the beginning of the year. Dr. Cornell is one of the foremost acknowledged experts in complex Financial Securities Litigation. He has hit the ground running with us. We anticipate that he will be a great producer for us and a great asset through an already world-class intellectual team that they have. So welcome, Brad, and all your people.

Jack Dunn - FTI Consulting Inc - President and CEO

Also, I would note that, when we went over the statistics a little bit, the number of new cases and as part of the budgeting process, Roger and David and I and Dennis always sit down with the leaders. We actually picked up a number of cases in the fourth quarter that generally, at that time of year, don’t start hot but they were also the cases that looked like, especially between [perhaps] FLC and Technology, there might be some good collaborative opportunities there so we’re pretty optimistic about that.

Tim McHugh - William Blair & Company - Analyst

Okay, great. Just in FLC, the revenue being down, or I’m sorry, the headcount being down a little sequentially; was that just turnover? I guess more importantly, how is broadly across the business the voluntary turnover rates trending?

Jack Dunn - FTI Consulting Inc - President and CEO

We didn’t see a great change. Roger, why don’t you do the statistics, or the — and then I’ll embellish a little bit.

Roger Carlile - FTI Consulting Inc - CFO

Okay. I think if you look at the Tables, FLC had 852 at the end of the quarter at this year and had 806 last year. So I’m not sure, Tim, I show a headcount reduction.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting Inc - President and CEO

I’m talking sequentially, it was down about 20, sequentially. So it’s not a big change but it’s —

Roger Carlile - FTI Consulting Inc - CFO

I think that’s just normal activity that occurs in the business from time to time. There’s nothing unique happening there.

David Bannister - FTI Consulting Inc - Chairman of the North American Region

We don’t tend to hire a lot of people, Tim, in the fourth quarter, as people for other companies would tend to hang around to get their bonuses paid. So if we just have the normal runoff and don’t have a lot of new hires, that would be a fairly common phenomenon. We are looking for increased headcount in 2012 in that segment.

Dennis Shaughnessy - FTI Consulting Inc - Chairman

We have a couple of — we always look at the statistics two ways. There’s the Delta about how many more or less, but we also look, a significant amount of work, as I mentioned in the FLC has been their transition from a generic damages-type firm to now very specialized. We’ve picked up a couple of folks that we’ll be announcing in the new year that we’re trading in a lot of places to look at those specialties like Insurance, like Intellectual Property, like the GRIP practice and things like that. So I wouldn’t pay scrupulous attention, as again David is the champion of unfortunately, headcount times utilization is becoming less of a measure of our business as we go to fixed fees and as we go to a lot of projects, and especially the bigger projects, so I wouldn’t read too much into that number.

Roger Carlile - FTI Consulting Inc - CFO

Tim, one other answer to your question, and again, if you go back at $1.6 billion revenue run rate, and you take the weekends out and calculate what we’re billing per day, on an average workday, it’s around a $6 million number. So if you start subtracting workdays out of a quarter, you can easily get to different numbers vis-a-vis your prior quarter sequentially.

Tim McHugh - William Blair & Company - Analyst

Okay, great. My last question would just be, you guys have always been an acquisitive Company and part of the industry consolidation. But I may be wrong but seemed like you were stressing that a little bit more even than I probably would have thought in the last year or two here. So are you seeing something out there in terms of the acquisition opportunity or the way the industry is developing that makes you think that you will be able to — or you’re more optimistic about doing some more consolidation in 2012?

Jack Dunn - FTI Consulting Inc - President and CEO

The answer to the question is yes.

Tim McHugh - William Blair & Company - Analyst

Okay. Can you elaborate on what you’re seeing that makes you think that way?

Jack Dunn - FTI Consulting Inc - President and CEO

Well, I [think] what we’re seeing is, it is difficult to create a global channel distribution if you don’t have one, and yet your clients tend to drive you. Their problems don’t stop at our shores. Your clients tend to have problems that drive you to go offshore, or you have to partner or they go get someone else. I think while it’s within

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

expensive for us from a point of view of some margin penalty, we have clearly established scale, and it’s growing rapidly in a lot of these areas. That makes us a very attractive potential partner for people that are facing the daunting task of trying to do that. You can take — when people have extremely good offerings that might be limited by geography, but where there’s a market for them abroad, it’s a lot easier, it has a lot more operating leverage, if they could affiliate, merge, or be bought by someone like us, and then start to distribute those offerings across an already profitable platform.

I don’t know, Tim, whether it’s that you had a lot of companies that clearly were very introspective because they had to come through the recession, and it was a traumatic time for obviously everybody. But I think as people are coming out of the recession to a certain extent and looking forward and trying to plot out the next five years of their life, I think it is hard to escape the global dynamics of the market, the demand curve that we see for these types of services, in the developing or newly developed world, as well as just simply the scale, the operating leverage and scale that you get once you pass over your positive cash flow contribution per offices. So I think people are looking hard at it. They’re trying to decide whether they can do it. They’re trying to decide what path and future they give their people.

I think young people today really are global in their outlook. They want to work on global problems, they want to be transferred and have global postings, they want to broaden themselves through different cultural exchanges. I think, clearly, if you look at some of the studies, which I know you know intimately because I know you’re on top of a lot of it, you realize a lot of the pundits at least say you are going to evolve with some large global players who clearly have broad offerings and can address the client issues globally, or you are going to see people in much more boutique-y high domain, industry driven, very little real estate, and they’re brought in for their expertise.

David Bannister - FTI Consulting Inc - Chairman of the North American Region

Tim, it’s Dave. We are persuaded, and the evidence would be that our 10 largest engagements last year involved at least 3 of our business units that there is true benefit in the solutions approach we’re taking to our clients’ problems. We believe increasingly the folks who we would let [seek] to have join us as our partners also understand that dynamic. We think there’s tremendous benefit for our clients but also for the profitability and success of our firm and the people who join us in that approach.

Tim McHugh - William Blair & Company - Analyst

Okay. Great. Thanks, guys.

Operator

Dan Leben with Robert W. Baird.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great. Thanks. Could you guys talk a little bit when you’re looking within the outlook, how you think about your growth expectations on a segment basis?

Roger Carlile - FTI Consulting Inc - CFO

I think, Dan, typically we don’t give guidance on a segment basis, so we give commentary around where, as we just did, where we performed and how we think we look forward by segment. In terms of actual guidance by segment, we don’t do that.

Jack Dunn - FTI Consulting Inc - President and CEO

Dan, I think the one thing we would probably say is we’ve now seen four quarters in Corporate Finance which, as you know, is predominantly Restructuring of numbers that are averaging between $100 million and $110 million per quarter. Now they’re doing it differently. Healthcare is up. Some of our European operations are up stronger. US is still impacted by, obviously a slowdown, and although they’ve had some significant wins lately. So I would say one prognostication is we are feeling we’ve hit the new normal there. We clearly would feel that at a minimum they ought to be able to track those numbers and you wouldn’t see the significant decline that you see as a cyclical correction comes in and you move from a restructuring environment more to a healthier economy environment. I think we’re cautiously optimistic that the momentum we have will continue, but it’s, as Roger said, we’ve decided it’s better to guide for the whole Company rather than each segment.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Okay, that’s fair. And then when you mentioned the margin expansion on the basis — just to clear up, is that on a basis that includes or excludes the revaluation gain?

Jack Dunn - FTI Consulting Inc - President and CEO

That would exclude.

Roger Carlile - FTI Consulting Inc - CFO

What I talked about in Corporate Finance is before — it doesn’t include the revaluation gain. That’s looking — and the press release I think makes it — spells it out clear, so it does not include that. That’s apples to apples last year.

Jack Dunn - FTI Consulting Inc - President and CEO

Yes, Dan, you’d have 2 key elements that should contribute to it. Number one, we will lap the LECG acquisition at the end of the first quarter. That was a pretty [traumatic] acquisition, dramatically outperforming our expectations, and the margin improvement there is faster than we anticipated, is now fully integrated. So in a way, it’s hard to compare apples to oranges, but it’s doing very, very well. The margin has moved up faster, so we would anticipate once we lap that, that, again, you just have a normal operation there and not the margin drag.

Number two is, we spent a lot of money in our brand integration. It was a big success. It came off pretty much without a hitch. Our people deserve a lot of credit for it at corporate and [down in the] (inaudible), but we wouldn’t be spending that money. Doesn’t mean we won’t be spending significant money in brand but we wouldn’t be doing it in the integration in the same way so I would say you might see a leveling out of general corporate spend, and then we would just get a [natural] addition from the LECG operation normalizing.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Last one from me, just on the Technology segment, if you could give us an update on the pricing dynamics in the industry? Also, if that’s any different as you move the Acuity product into the UK?

David Bannister - FTI Consulting Inc - Chairman of the North American Region

It’s Dave Bannister. I would say the pricing dynamic is more stable than it has been in the past. We would continue to expect to see in core services that are denominated as things such as hosting that over time those, as under Moore’s Law, those costs and therefore, the associated revenue will continue to come down. The consulting side of the business is very stable and in fact, reasonably strong in terms of the pricing environment as our experts are valued in the marketplace. The Acuity product offering on a blended basis probably has a slightly lower margin than some of the other businesses as it does encompass the review process. The review process, because it does have some eyeballs on screens and some people aspects to it, has slightly lower margins.

On the other hand, it’s a segment of the market which hereto for we had not addressed and it is by far the largest segment of the market. We believe it may be 4 times to 6 times as large as the markets we’ve addressed in the past. So while the margins may be slightly lower in that business, the scale of that market would suggest a great opportunity.

Dan Leben - Robert W. Baird & Company, Inc. - Analyst

Great. Thanks, guys.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Operator

Kevin McVeigh with Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great, thanks. Just a couple of thoughts. It terms of new normal on a corporate [fee] side on the revenue, any sense of range of margins as we think about that business on a go forward basis?

Jack Dunn - FTI Consulting Inc - President and CEO

I think the margins are operating in right now are probably what we should expect. I think, clearly, that operation is becoming more and more of a fixed fee with some degree of success type of operation. I think, one, our Healthcare business is growing fairly rapidly, and that tends to be the model in the industry. And then secondly, I think we’re doing more and more [debtors’] side work rather than creditor side work where we’re in a healthy economy and helping people trying to avoid possibly filing. So again, you tend to get more fixed fee and then — but I would think these margins that we’re sitting in now, ex the gain, would be margins we would sustain.

Dennis Shaughnessy - FTI Consulting Inc - Chairman

The 27.1% margin in the quarter would be reasonably consistent with the margin this business produced in the 2006 to 2007 period when you had a healthy economy and a reasonably more [upon] restructuring market. So I think there’s evidence in the past that these are reasonable margins.

Kevin McVeigh - Macquarie Research - Analyst

Super. And then just, can you remind us, round numbers or percentages of the verticals across corporate financial restructuring right now, what percentage Healthcare versus other end markets?

Roger Carlile - FTI Consulting Inc - CFO

It’s Roger Carlile again. We typically don’t break down that segment into its sub-practices for guidance or for reporting.

Kevin McVeigh - Macquarie Research - Analyst

Okay, and then just real quick, Jack, you talked about potentially raising capital at some point. How do you think about that in terms of debt versus equity? Any thoughts on that? Thanks.

Jack Dunn - FTI Consulting Inc - President and CEO

Our standard model is the — we like to see a transaction where we have a mixture of the stock — I’m talking about a non-public company, for example, where we have a mixture of stock and cash for the company. We typically don’t buy things that aren’t cash flow positive themselves and help us look at the project. Then traditionally, we’d use the earn-out, although, given the anomaly of the revaluation, it questions whether how — the earn-out did exactly what it was supposed to do. We had an uncertain portion of it that had value so we put it all in the future. It turned out that it worked perfectly. So I would think that we would look at — we’ve looked at multiples of 10 or so times EBITDA on the high side. So I would think that we would look to — we think we aren’t all that anxious to use our equity at the current price. So I would think we would look at being able to use a combination of the equity and debt.

Dennis Shaughnessy - FTI Consulting Inc - Chairman

We have a convert that’s due in July, and clearly, we’re sitting here with almost $300 million in cash in round numbers. So we would retire the principal that convert with cash. We have the option of paying the premium in either stock or cash, and we’ll make that decision as it comes in. It would be fair to say that our debt has traded extremely well over the years in the market. It would be a very popular offering if we went out to either replace at least the principal side of the convert and maybe even lengthen our maturities. I think if the markets stay the way they are, they’re very attractive to us if we have to finance a deal or just simply to roll over some of this debt.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Kevin McVeigh - Macquarie Research - Analyst

Super. Nice job on the quarter.

Operator

Tobey Sommer with SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Could you give us some color on your hiring expectations for 2012 and what you expect pricing to be like?

Roger Carlile - FTI Consulting Inc - CFO

Yes. Roger Carlile. I think generally speaking, except for the Technology business, which is less tied to headcount, and/or a business for this year, such as Forensic and Litigation Consulting, which has some capacity, you would generally expect our headcount growth to be in line with our revenue guidance. So I think the midpoint of the guidance is around 6%, so I think you’d expect headcount growth to be around 6%.

David Bannister - FTI Consulting Inc - Chairman of the North American Region

It would state that as I make a couple of other comments. We are clearly, and echoing something Jack has said in the past on the call, we are clearly always in the market for outstanding professionals, particularly experts who bring unusual or unique expertise to the business. So we would, for all of those of you listening, we would welcome your calls. We’ve had great success over the years of adding people opportunistically. Dennis mentioned earlier in the call, Brad Cornell and a number of people who joined us recently, truly a world-class economist who will bring a substantial business with him. So I would, notwithstanding what the guidance suggests or what have you, we will look aggressively for people. As it relates to pricing for 2012, I would say we have modest expectations. We think it’s a pretty stable environment we’re working in and don’t expect significant pricing increases or significant pricing decreases, really in any of our businesses. Dennis, I don’t know if you have a different thought on that?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

No, I think pricing in Professional Services groups right now, unless it’s under an absolute crisis, clearly is not giving you the type of pricing power that you might normally see in either a down market or a really big robust market. There will be price increases. Clearly, there are in some of the areas where we’re seeing extremely high demand in economics but I think the headcount growth will also be driven by the growth we’re experiencing in Asia and Latin America. As you can see from the numbers, the incremental growth down there is, while it’s coming off a smaller basis, we’re getting scale into these businesses. Now, our run rate in Asia at the end of the year was over $100 million. Our run rate, depending on how we count and give credit, down in Latin America, was in the $60 million to $70 million. That’s up dramatically, and we are aggressively hiring in some of those markets, and we’re trying to get ahead of what we see as demand.

I think Brazil is a fantastic economy, yet the velocity of capital that’s being injected into it from everything in the extraction industries to maturing servicing the middle class as well as what Jack said earlier, this massive infrastructure build that they’re having for the World Cup and the Olympics. I mean, you are going to have mistakes there, and it can’t be done that efficiently, and we want to be prepared to assist them in fixing and restructuring some of those mistakes. So we are aggressively hiring in that area down there, and are doing the same in Asia. So you might see it a little unbalanced where you might see maybe hiring might reflect more of the economy in Europe, up in the US, and significantly up in the rest of the world.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you for that color. Roger, in terms of the guidance for revenue, 6%, at around the midpoint, is there any carry-over impact in 2012 from the LECG hires?

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Roger Carlile - FTI Consulting Inc - CFO

Yes. We have a full year so that would add one more quarter because they joined at the beginning of the second quarter. That’s roughly about $25 million.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. Thank you.

Roger Carlile - FTI Consulting Inc - CFO

That’s [dollars].

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. And then my last question. In terms of your EBITDA margin, you have got some revenue, organic growth going now. What are the levers that you have to move towards your target of 22%, 22.5% EBITDA margin, outside of just better utilization broadly within the firm? Thanks.

Dennis Shaughnessy - FTI Consulting Inc - Chairman

Well, I think — it’s Dennis. I think and my method, that’s obviously a question we ask ourselves constantly. There’s a bunch of things that we decided to do. One, because we have the opportunity to track some unique talent, but where we had to give them time to build practices and penetration, especially in FLC, we have a number of new initiatives. We’re starting to see some payoff. Some we’re still targeting the payoff to be in the coming year. As that develops, I mean right now, a lot of those people were carried as just an extra cost. So that pulled your margin down. You just call them in a business development mode. But one example, for example, is we felt about three years ago that our experience in Madoff and Stanford and Dreier and what was happening with the relationship between funds and their institutional investors was going to demand a new type of reporting from the institutional investor community, from the funds they invest in it. We have been correct in that, and we brought significant resources in to address that on a marketing basis who were very wired in to that institutional investor community. We’re now seeing the benefits is of that.

We’re now seeing work being generated globally from very large institutional investors in the area of transparency, in the areas of complex investigations and due diligence in the front of investments, and in the areas, to be blunt, of compliance. So that took awhile to get together that would not have had much of a contribution last year but the size and the magnitude of contracts that we’re signing with some of these large institutional investors is giving us good feelings that, that initiative will pay off significantly. We have an initiative at the highest end in the banking community, in the [living rules], and in helping banks sort through the reaction of Graham & Dodd. We have brought an A team in to do that.

We have numerous opportunities, and we would hope that some of those will generate significant business again this year. So I think one of the major opportunities is just simply we’ve made a bunch of investments, and we expect those investments have now had enough time to age in the marketplace to where they will start paying dividends to us, and some may not. We’re not perfect, in which case we certainly aren’t afraid to try to redirect the resources elsewhere. Roger, anything else?

Roger Carlile - FTI Consulting Inc - CFO

I think that’s absolutely correct on the investments. In terms of the core drivers for revenue, it’s really price, utilization, and leverage would be drivers. For price, I think you heard David say that it’s flattish to up a little, as the current markets. For that to change and to change margins, you need velocity in that market. You need clients and the demand to be stronger than what it has been, [reason] to have to drive some price increases, and that would balance off against the salary costs and those types of things. And then leverage, the size of jobs, the types of jobs, the number of staff you have from a junior level to a more senior level also drives margins. So I think as demand continues to firm for some of these areas, some of these businesses, you would expect to see margins to improve as a result of those issues.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. If I could ask one last question, can I get your brief comments on any influence that you are seeing from the talk of splitting auditing and consulting services in Europe? Thanks.

Dennis Shaughnessy - FTI Consulting Inc - Chairman

I will start. Obviously, it’s something we are following. Jack and I were in Davos, and we actually spoke to the heads of a couple of the big 4, some of whom are our clients on this issue. I think there’s a consensus that things will happen over there. I think there’s a consensus that you may see tighter restrictions on what the firms can do for their own existing audit clients. So looking more like a Sarbanes-Oxley type of restriction, focusing more on what you can’t do and conflicts and a percentage of consulting fees you can get from an audit client, rather than a divestiture of the consulting. I think, clearly, there will be changes. No one really knows it but I would say that at least at that forum, the prevalence was probably looked a lot more like what the accounting firms went through here.

Jack Dunn - FTI Consulting Inc - President and CEO

We have a number of recruiting conversations going on that I would say have been aided and fueled by the confusion that’s being caused by this. The specialty practitioners who reside in the big 4 in Europe are concerned that they could face the same phenomenon folks faced here as a variety of either regulatory initiatives or auditor rotation initiatives or other things caused an operating environment that makes it more difficult for them to conduct their [craft]. We don’t know if or when those things will happen, but clearly, the people working in those businesses and the things that are analogous as to the things we are concerned and are interested in finding a home where they can serve clients while not have to worry about those confusions.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much.

Operator

Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

Hi, good morning. I guess my first question here is, maybe you can help me reconcile the fact that we’re seeing bankruptcies continue to decline and we’re seeing the corporate default rates stay at a very low rate versus the [waffle] in the economy towards last year in some of the larger engagements that you may be involved with, and the restructuring practice. How do we balance those two things and how should we think about those in 2012?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

I think going back, this is Dennis again, I think going back to what David said before, even in a frothy period of ‘06, ‘07, ‘05, you had secular issues, and you had geographic issues. That is the same right now. There are certain parts of the economy where the companies are still under more stress on a relative basis than they were. I think your — so while you have the balance of dirt cheap debt, a lot of liquidity, you also have stronger bank balance sheets. They have kicked the can down the road and eventually you are going to address that.

In Europe, there’s about $700 billion worth of structured finance sitting on the books of about 5 banks. They have moved maturity dates. It’s covenant-like paper, but it’s not very marketable, and that has to get addressed. I think it will be addressed sensibly by them. They’re much more comfortable doing debt for equity swaps than, say, the US banks, but it’s somewhat masked by the sovereign debt issues that you see. So I think what you are going to see is, I mean, I think you’re not going to see a change in the liquidity structure in an election year here in the US. So I would guess you are not going to see, except on a secular basis, any significant pick-up in [defaults] in the US. There is the potential for significant pick-up in defaults in Europe. From what we’re seeing in Spain, for example, some of the large companies may benefit from the kick the can down the road because they’re with the biggest of the big banks but the mid-sized companies we think are under duress. They can’t borrow, they’re with the smaller banks who have balance sheet issues, and so you may see a pick-up in demand there.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Asia, I think again, Asia is a little bit like the Brazilian story. It’s just the velocity of capital. You can’t thread the needle perfectly on every deal, and you generate issues that need to be addressed. So I think maybe it’s more secular, maybe it’s more geographic. We’re not looking short of a significant change in the macro environment for a very robust year. On the other hand, we feel that we have probably corrected out at a new higher floor, and it won’t be a drag on the earnings this year.

Jack Dunn - FTI Consulting Inc - President and CEO

I might add, in terms of Europe, we’re looking to add capacity there. I think you have a couple of things happening. As Dennis said, you have $700 billion or so of acquisition-type related debt coming due this year. You double that for 2013. You have the Euro crisis, you have no appetite for lending at all, and you have this — the wild card in there is the Basel Accords which require the banks to up their capital ratios by [end] 2013, so it is going to be a very, very tight market there. I think there’s going to be a number of debt for equity swaps, restructurings, all that. I would be a heavy better on restructuring in — as a potential in 2012 and as a real growth vehicle in 2013. I think that’s really something.

This is not a commercial, but our folks in Europe put together a stunningly good white paper on the Euro crisis, and if anybody wants it, send us an e-mail or whatever. I highly recommend it to you. It looks at who is positioned to take advantage of investment in low prices in Europe, who is going to be a beneficiary, who is in trouble. It goes into detail about this phenomenon of the amount of leveraged debt that’s out there versus the crisis that’s coming for the banks so I highly recommend it.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay, so I guess the net result, I know you’ve talked about this $100 million, $110 million restructuring level, that’s probably standard across the year and then maybe potentially upsides coming from some of the larger engagements that you closed in ‘11; is that the best way to think about? That’s just what I’m gleaning.

Jack Dunn - FTI Consulting Inc - President and CEO

The only thing I would add to that is that the, if you look at the wild cards out there, they’re more opportunity than there is risk, I believe. You have petroleum plus political upheaval in the Mid East which, typically for transportation companies and leisure companies and things like that, is usually not a good sign. You were seeing the price of fuel skyrocket. You have the political situation in the US, and the election for some reason is always a damper on activity here, I guess because people don’t focus on it until, and this time there’s more uncertainty about tax policy and things like that than ever, and then you have the Europe situation. So depending on how those things unfold, I don’t know about people on the call but I didn’t breathe a huge sigh of relief last week over the Greek debt accord. But I think there are more things that would argue for potentially a better year for corporate finance than for anything that would be below this current [floor] that we anticipate.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. Then just my next question, we’ve seen M&A activity trail off towards the end of last year. How should we think about that, and some of the cases that are taking place in the Technology segment and some of the drivers for economics going forward?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

I think our retentions are very strong. So and again, oftentimes, we get retained early to try to analyze the potential legal ramifications around an acquisition, and they may not come to pass. But the retentions are very strong, and our people are very busy here in Europe. I think the one driver we should remember is, you guys follow a lot of companies, and your companies follow even more. A lot of the growth that we’re seeing in earnings is because of operating leverage and cost savings, not because of intrinsic organic growth yet the companies are sitting with more cash than they ever have. There’s threats of taxes on repatriation of money, and I think you are seeing at least for the first time in awhile where the US dollar has a little bit of a currency arbitrage.

So I think you are going to still see companies trying to put that cash to work, especially if they have some arbitrage, and especially if they have statutorily locked up capital in different parts of the world to where the tax structure could change on them and it is better for them to use it and by producing assets in that part of the world. So I think we’re seeing very good retentions. How many of those mature into announced deals I think remains to be seen, but our guys are very busy.

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. And one last quick one. You talked about July and the convert. What’s built into guidance as far as that’s concerned for 2012?

Roger Carlile - FTI Consulting Inc - CFO

It’s Roger. Right now, what’s built into the guidance is the assumption that we will issue the premium in shares. That’s not a huge difference, because it’s accounted for. There’s already in the 2011 fully weighted share count, about 850,000 shares, and the current estimates would be about 1.2 million shares if we took that action. Maybe a few other — excuse me, a few other (inaudible) items just for modeling purposes. I think if you think about SG&A, think of that as being on a percentage of revenue relatively consistent with ‘11 and ‘10, in that range. Amortization of intangibles, relatively consistent to last year, down maybe just slightly, but insignificantly. Interest expense, barring some acquisitions that would create additional financings, and assuming that we were to, as Dennis said, pay off the converts with cash, you would see interest expense be down a bit from last year. I think you can assume weighted average shares of around 43.1 million at this time. Tax rate of [36.5%.]

Joseph Foresi - Janney Montgomery Scott - Analyst

Very helpful. Thank you.

Operator

Arnie Ursaner with CJS Securities.

Arnie Ursaner - CJS Securities - Analyst

Good morning. What one-time success fees for Lehman and General Motors were — did you have in the quarter?

Jack Dunn - FTI Consulting Inc - President and CEO

We had a success fee of approximately $5 million on General Motors in the quarter. We have not collected the Lehman Brothers’ success fee yet.

Arnie Ursaner - CJS Securities - Analyst

That is embedded in your guidance?

Jack Dunn - FTI Consulting Inc - President and CEO

We would expect success fees, Arnie, for 2012 to mimic about what they were in 2011 so it is in the guidance.

Arnie Ursaner - CJS Securities - Analyst

Okay. And then you, I think much earlier in the call, you mentioned you had completed your rebranding and had made — I don’t know the exact wording you used, regarding the ERP you had basically (technical difficulty) the majority of the spending. But then later in the call, I think you indicated you expected to continue the growth in spending for corporate items. Can you quantify the total of those two actions you took in 2011 and why it shouldn’t be coming down in 2012?

FEBRUARY 24, 2012 / 02:00PM GMT, FCN - Q4 2011 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting Inc - President and CEO

Well, I think what I was trying to say is I think the corporate spend rate will be about the same, if not slightly down, and we will continue to spend aggressively on brand promotion. We won’t have somewhat of the bubble that we had in the brand integration. So I think you will see some operating leverage improvement there, but we’re not going to back off on spending on the brand, especially given our global growth.

Roger Carlile - FTI Consulting Inc - CFO

Arnie, it’s Roger Carlile. I think, as I just said, I think that overall, you can expect our SG&A to be relatively consistent to the prior year. There’s a number of ins and outs in that as where Jack mentioned, we’re growing our international platform. There’s costs with that. Notwithstanding the more one-time aspects of the brand, the rebranding exercise have been completed, as Dennis says, there’s really the maintenance aspect and the continuing support and build of the value in the brand over time. So all of that essentially keeps us in a pretty constant SG&A rate.

Arnie Ursaner - CJS Securities - Analyst

Okay. Thank you very much.

Operator

In the interest of time, I would now like to turn the conference back to today’s speakers for any additional or closing comments.

Jack Dunn - FTI Consulting Inc - President and CEO

At this point I guess the — again, thank you all for being with us this morning. As I hope you can tell from our phone language, we’re very optimistic looking forward to 2012, the work that we’ve done to build our culture, the work that we’ve done on our branding, the new products that we have put out there I think bode well for us. Look forward to chatting with you after the results of the first quarter are determined. Thank you.

Operator

And that does conclude today’s conference. Thank you for your participation.